Exhibit 99.1

October 23, 2013

Press Release

Source:	Farmers National Banc Corp. Kevin J. Helmick, Interim President and CEO 20 South Broad Street P.O. Box 555 Canfield, OH 44406 330.533.3341 330.533.0451 (FAX) Email: exec@farmersbankgroup.com

FARMERS NATIONAL BANC CORP. REPORTS RESULTS FOR THIRD QUARTER 2013

NONINTEREST INCOME INCREASES 24%:

•	Noninterest income for the three months ended September 30, 2013 increased 23.9% from same quarter of 2012.

•	123 consecutive quarters of positive earnings.

•	Net income for three months ended September 30, 2013 was $1.6 million compared to $2.5 million for same quarter of 2012.

•	Excluding severance expenses, net income was $2.4 million, or $0.13 per diluted share for the 2013 third quarter.

STRONG CAPITAL LEVELS:

•	Tier 1 Leverage Ratio of 9.49% remained steady from 9.51% at September 30, 2012.

•	Tangible common equity ratio at September 30, 2013 remains strong at 8.96%.

STABLE ASSET QUALITY:

•	Non-performing assets to total assets remain at low levels, currently 0.81% at September 30, 2013.

•	Loans 30-89 days delinquent decreased from $3.2 million at September 30, 2012 to $2.3 million at September 30, 2013.

CANFIELD, Ohio (October 23, 2013) – Farmers National Banc Corp. (Farmers) (NASDAQ: FMNB) today reported financial results for the three and nine months ended September 30, 2013.

Net income for the three months ended September 30, 2013 was $1.6 million, compared to $2.5 million for the same period last year. On a per share basis, net income for the third quarter ended September 30, 2013 was $0.09 per diluted share, compared to $0.13 for the third quarter ended September 30, 2012 and $0.10 for the second quarter ended June 30, 2013. During the third quarter ended September 30, 2013, the Company recorded charges of $1.3 million related to severance costs for terminated employees. Excluding these severance expenses, net income for the quarter would have been $2.4 million, or $0.13 per share.

Net income for the nine months ended September 30, 2013 was $5.5 million, compared to $7.3 million for the same nine month period in 2012. On a per share basis, net income for the nine months ended September 30, 2013 was $0.29, a decrease of 25.6% compared to the same nine month period in 2012. For the nine month period ended September 30, 2013, net income excluding the severance expenses was $6.3 million, or $0.34 per share.

Farmers’ total assets reported at September 30, 2013 were $1.148 billion, representing a 1% increase compared to $1.133 billion in total assets recorded at September 30, 2012.

Kevin J. Helmick, Interim President and CEO, stated, “Net income decreased in the current quarter compared to the same quarter last year as a result of the severance charges. Adjusting for these expenses, net income in the third quarter would have increased $0.4 million. We are encouraged by the 24% improvement in noninterest income, which is consistent with our strategy to diversify revenue streams and increase fee income. Our July 1, 2013 acquisition of National Associates, Inc., a retirement plan consulting firm located in Cleveland, Ohio will further enhance our fee income. We are also pleased to report that net loans increased 7% during the past twelve months. Most of this growth came from our commercial and indirect loan portfolios.”

Net loans increased $39.7 million in comparing the third quarter of 2013 to the same quarter of 2012. Net loans were $604.0 million at September 30, 2013, compared to $564.3 million at the same time in 2012. Deposits increased $3.3 million, from $900.1 million at September 30, 2012 to $903.4 million at September 30, 2013, as customers continue to seek the safety and security of FDIC insured deposit accounts. At September 30, 2013, core deposits – savings and money market accounts, time deposits less than $100 thousand, demand deposits and interest bearing demand deposits - represented approximately 90% of total deposits.

Stockholders’ equity totaled $112.5 million, or 9.8% of total assets, at September 30, 2013, a decrease of $8.5 million, or 7%, compared to $121.0 million at September 30, 2012. Contributing to the decrease are mark to market adjustments in securities available for sale due to increases in long-term interest rates, partially offset by retained net income. Another contributing factor is the issuance of $1.4 million in stock and the related goodwill associated with the acquisition of National Associates, which closed at the beginning of the third quarter. Shareholders received a total of $0.15 per share in cash dividends paid in the past four quarters, including a special $0.03 cash dividend paid on December 31, 2012. Book value per share decreased from $6.44 per share at September 30, 2012 to $5.99 per share at September 30, 2013. Farmers’ tangible book value per share also decreased from $6.11 per share at September 30, 2012 to $5.43 per share at September 30, 2013. The decreases in book value and tangible book value per share were also the result of the mark to market adjustments in securities available for sale and the issuance of shares and related goodwill from the acquisition of National Associates.

Net Interest Income — Net interest income was $8.8 million for the third quarter of 2013, compared to $9.1 million in the third quarter of 2012. The net interest margin to average earning assets on a fully taxable equivalent basis decreased 20 basis points to 3.47% for the three months ended September 30, 2013, compared to 3.67% for the same period in the prior year. The decrease in net interest margin is largely a result of interest-earning assets repricing at lower rates. Also contributing to the decrease was the amortization of premiums related to the Company’s holdings of mortgage-backed securities during the first month of the quarter, as the Company received significant prepayments of principal on these securities. Prepayments on mortgage-backed securities slowed in the latter half of the quarter. In comparing the quarters ending September 30, 2013 and 2012, yields on earning assets decreased 31 basis points, while the cost of interest bearing liabilities decreased 11 basis points.

Net interest income decreased to $26.9 million for the nine month period ended September 30 2013, compared to $27.6 million in the same period in 2012. The annualized net interest margin to average earning assets on a fully taxable equivalent basis was 3.59% for the nine months ended September 30, 2013, compared to 3.80% for the same period in the prior year. The decline is primarily a result of factors similar to the three months results previously stated.

Noninterest Income — Noninterest income was $4.2 million for the third quarter of 2013, increasing 23.9% from $3.4 million compared to the same quarter of 2012. Security gains were $597 thousand in the third quarter of 2013 compared to $473 thousand in 2012, as the Company sold shares of Fannie Mae preferred stock during the third quarter of 2013. Service charges on deposit accounts increased $93 thousand or 17%, and retirement plan consulting fees increased to $205 thousand compared to none in the third quarter of 2012, reflecting the income earned from the newly acquired entity, National Associates. Insurance agency commissions increased from $28 thousand in the third quarter of 2012 to $56 thousand in the third quarter of 2013, and trust fees also increased $40 thousand to $1.4 million in comparing the same time periods. Bank owned life insurance increased $208 thousand as the Company received tax free death benefits, which are included in income. Other operating income also increased $271 thousand, which is primarily the result of a gain on the sale of land that was owned by the Company.

Noninterest income for the nine months ended September 30, 2013 was $10.3 million, compared to $9.0 million for the same period in 2012. The increase in noninterest income is due to security gains of $853 thousand in 2013 compared to $473 thousand in 2012 and retirement plan consulting fees increasing to $205 thousand compared to none in 2012. Other operating income increased $280 thousand as a result of the gain on sale of land as explained in the preceding paragraph. Bank owned life insurance increased $181 thousand or 47%, and service charges on deposit accounts increased $149 thousand or 10%.

Noninterest Expense — Noninterest expense totaled $10.9 million for the third quarter of 2013, which is $2.0 million more than the $8.9 million in the same quarter in 2012. Most of this increase is a result of a $1.7 million or 34.7% increase in salaries and employee benefits, mainly due to $1.3 million recorded in severance costs. Professional fees increased $252 thousand, mainly as a result of consulting fees. Other operating expenses decreased $117 thousand.

Noninterest expenses for the nine months ended September 30, 2013 was $29.8 million, compared to $26.3 million for the same period in 2012, representing an increase of $3.5 million, or 13.3%. The increase is mainly the result of the previously mentioned increase in salaries and employee benefits resulting from severance costs in the current year, an increase in merger related costs of $270 thousand and a $34 thousand increase in other operating expenses.

Farmers’ tax equivalent efficiency ratio for the nine month period ended September 30, 2013 was 77.2% compared to 69.0% for the same period in 2012. The change in the efficiency ratio was the result of the $3.5 million increase in noninterest expenses as explained in the previous paragraph. Management has focused on increasing the levels of noninterest income and reducing the level of noninterest expenses. One of the steps implemented in this process was the decision to close two retail branches located in Warren and Leetonia, Ohio. With declining branch transaction counts and banking trends driving our customers towards online banking offerings, the two branches were underutilized. Efficiencies will be gained as these branches sat in close proximity to other branch locations. The branches were closed on October 1, 2013.

Asset Quality — Non-performing loans equaled 1.49% of total loans at September 30, 2013, lower than the 1.51% reported at the same time in 2012, but slightly higher than the 1.35% reported at June 30, 2013. Loans 30–89 days delinquent decreased $149 thousand or 6%, to $2.3 million since June 30, 2013. Non-performing loans totaled $9.1 million at September 30, 2013, an increase of $462 thousand compared to September 30, 2012. On September 30, 2013, the ratio of the allowance for loan losses (ALLL) to non-performing loans was 80.8%, compared to 94.0% at June 30, 2013 and 99.6% at September 30, 2012. At September 30, 2013, the ALLL/total loan ratio was 1.21%, compared to 1.51% at September 30, 2012. The decrease is a result of increased loan balances and a decrease in historical loss factors. For the three months ended September 30, 2013, management recorded a $340 thousand provision to the allowance for loan losses, compared to $170 thousand in the preceding quarter and a $325 thousand provision in the same three month period in the prior year. It is important to note that net charge-offs in the third quarter of 2013 were $561 thousand compared to $748 thousand in the third quarter of 2012. In determining the estimate of the allowance for loan losses, management considers the historical loss percentage based upon the loss history of the past 12 quarters, among other factors.

Farmers National Banc Corp. is the bank holding company for the Farmers National Bank of Canfield, Farmers National Insurance, LLC, Farmers Trust Company and National Associates, Inc. Farmers’ operates eighteen banking offices throughout Mahoning, Trumbull, Columbiana and Stark Counties and two trust offices located in Boardman and Howland. Farmers offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.farmersbankgroup.com.

Non-GAAP Disclosure

This press release includes disclosures of Farmers tangible common equity ratio and pre-tax, pre-provision income and pre-tax, pre-provision income, excluding gains (losses) on sales of securities, which are financial measures not prepared in accordance with generally accepted accounting principles in the United States (GAAP). A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed by GAAP. Farmers believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and Farmers’ marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP. The reconciliations of non-GAAP financial measures are included in the tables following Consolidated Financial Highlights below.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Farmers’ financial condition, results of operations, asset quality trends and profitability. Forward-looking statements are not historical facts but instead represent only management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of Farmers’ control. Farmers’ actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause Farmers’ actual results to differ materially from those described in the forward-looking statements can be found in Farmers’ Annual Report on Form 10-K for the year ended December 31, 2012, which has been filed with the Securities and Exchange Commission and is available on Farmers’ website (www.farmersbankgroup.com) and on the Securities and Exchange Commission’s website (www.sec.gov). Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. Farmers does not undertake any obligation to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Farmers National Banc Corp. and Subsidiaries

Consolidated Financial Highlights

(Amounts in thousands, except per share results) Unaudited

Consolidated Statements of Income	For the Three Months Ended					For the Nine Months Ended
	Sept 30, 2013	June 30, 2013	March 31, 2013	Dec 31, 2012	Sept 30, 2012	Sept 30, 2013	Sept 30, 2012	Percent Change
Total interest income	$10,122	$10,273	$10,266	$10,691	$10,630	$30,661	$32,419	-5.4%
Total interest expense	1,274	1,234	1,298	1,435	1,529	3,806	4,777	-20.3%

Net interest income	8,848	9,039	8,968	9,256	9,101	26,855	27,642	-2.8%
Provision for loan losses	340	170	255	0	325	765	725	5.5%
Other income	4,173	3,225	2,875	3,671	3,367	10,273	8,952	14.8%
Other expense	10,926	9,822	9,088	9,465	8,896	29,836	26,344	13.3%

Income before income taxes	1,755	2,272	2,500	3,462	3,247	6,527	9,525	-31.5%
Income taxes	143	404	495	825	758	1,042	2,230	-53.3%

Net income	$1,612	$1,868	$2,005	$2,637	$2,489	$5,485	$7,295	-24.8%

Average shares outstanding	18,776	18,747	18,795	18,799	18,802	18,773	18,789
Pre-tax pre-provision income	$2,095	$2,442	$2,755	$3,462	$3,572	$7,292	$10,250
Basic and diluted earnings per share	0.09	0.10	0.11	0.14	0.13	0.29	0.39
Cash dividends	563	557	564	1,128	564	1,684	2,254
Cash dividends per share	0.03	0.03	0.03	0.06	0.03	0.09	0.12
Performance Ratios
Net Interest Margin (Annualized)	3.47%	3.63%	3.68%	3.67%	3.67%	3.59%	3.80%
Efficiency Ratio (Tax equivalent basis)	81.64%	77.16%	72.48%	72.48%	70.12%	77.21%	69.01%
Return on Average Assets (Annualized)	0.56%	0.66%	0.92%	0.92%	0.88%	0.64%	0.88%
Return on Average Equity (Annualized)	5.60%	6.21%	8.65%	8.65%	8.22%	6.26%	8.28%
Dividends to Net Income	34.93%	29.82%	28.13%	42.78%	22.66%	30.70%	30.90%

Consolidated Statements of Financial Condition

	Sept 30, 2013	June 30, 2013	March 31, 2013	Dec 31, 2012	Sept 30, 2012
Assets
Cash and cash equivalents	$40,303	$26,587	$57,312	$37,759	$79,494
Securities available for sale	438,127	443,833	439,540	464,088	429,845
Loans held for sale	1,016	4,612	4,330	3,624	4,574
Loans	611,349	596,838	592,520	586,592	572,903
Less allowance for loan losses	7,369	7,590	7,508	7,629	8,625

Net Loans	603,980	589,248	585,012	578,963	564,278

Other assets	64,693	59,209	56,905	55,261	54,555

Total Assets	$1,148,119	$1,123,489	$1,143,099	$1,139,695	$1,132,746

Liabilities and Stockholders’ Equity
Deposits	$903,410	$901,886	$915,855	$919,009	$900,138
Other interest-bearing liabilities	118,322	101,589	101,659	90,309	107,358
Other liabilities	13,863	5,698	5,009	9,585	4,242

Total liabilities	1,035,595	1,009,173	1,022,523	1,018,903	1,011,738
Stockholders’ Equity	112,524	114,316	120,576	120,792	121,008

Total Liabilities and Stockholders’ Equity	$1,148,119	$1,123,489	$1,143,099	$1,139,695	$1,132,746

Period-end shares outstanding	18,776	18,547	18,795	18,795	18,802
Book value per share	$5.99	$6.16	$6.42	$6.43	$6.44
Tangible book value per share	5.43	5.85	6.10	6.11	6.11
Capital and Liquidity
Total Capital to Risk Weighted Assets (a)	16.76%	17.25%	17.48%	17.35%	17.68%
Tier 1 Capital to Risk Weighted Assets (a)	15.69%	16.08%	16.31%	16.18%	16.42%
Tier 1 Capital to Average Assets (a)	9.49%	9.64%	9.77%	9.54%	9.51%
Equity to Asset Ratio	9.80%	10.18%	10.55%	10.60%	10.68%
Tangible Common Equity Ratio	8.96%	9.71%	10.08%	10.12%	10.20%
Net Loans to Assets	52.61%	52.45%	51.18%	50.80%	49.82%
Loans to Deposits	67.67%	66.18%	64.70%	63.83%	63.65%
Asset Quality
Non-performing loans (b)	$9,124	$8,079	$7,368	$8,202	$8,662
Other Real Estate Owned	208	295	410	334	171
Non-performing assets	9,332	8,374	7,778	8,536	8,833
Loans 30 - 89 days delinquent (b)	2,348	2,497	3,536	3,658	3,173
Charged-off loans	915	456	663	1,377	938
Recoveries	354	367	287	382	190
Net Charge-offs	561	89	376	995	748
Annualized Net Charge-offs to Average Net Loans Outstanding	0.38%	0.06%	0.26%	0.71%	0.54%
Allowance for Loan Losses to Total Loans	1.21%	1.27%	1.27%	1.30%	1.51%
Non-performing Loans to Total Loans	1.49%	1.35%	1.24%	1.40%	1.51%
Allowance to Non-performing Loans	80.77%	93.95%	101.90%	93.01%	99.57%
Non-performing Assets to Total Assets	0.81%	0.75%	0.68%	0.75%	0.78%

(a)	Sept 30, 2013 ratio is estimated
(b)	Amounts reported are unpaid principal balance

Reconciliation of Common Stockholders’ Equity to Tangible Common Equity

	Sept 30, 2013	June 30, 2013	March 31, 2013	Dec 31, 2012	Sept 30, 2012
Stockholders’ Equity	$112,524	$114,316	$120,576	$120,792	$121,008
Less Goodwill and other intangibles	10,546	5,836	5,934	6,032	6,134

Tangible Common Equity	$101,978	$108,480	$114,642	$114,760	$114,874

Reconciliation of Total Assets to Tangible Assets

	Sept 30, 2013	June 30, 2013	March 31, 2013	Dec 31, 2012	Sept 30, 2012
Total Assets	$1,148,119	$1,123,489	$1,143,099	$1,139,695	$1,132,746
Less Goodwill and other intangibles	10,546	5,836	5,934	6,032	6,134

Tangible Assets	$1,137,573	$1,117,653	$1,137,165	$1,133,663	$1,126,612

Reconciliation of Income Before Taxes to Pre-Tax, Pre-Provision Income

	For the Three Months Ended					For the Nine Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,	Sept 30,	Sept 30,
	2013	2013	2013	2012	2012	2013	2012
Income before income taxes	$1,755	$2,272	$2,500	$3,462	$3,247	$6,527	$9,525
Provision for loan losses	340	170	255	0	325	765	725

Pre-tax, pre-provision income	$2,095	$2,442	$2,755	$3,462	$3,572	$7,292	$10,250